Exhibit 19.1

RAIN ENHANCEMENT TECHNOLOGIES HOLDCO, INC.

INSIDER TRADING COMPLIANCE POLICY

A.	GENERAL

1.	Insiders. Rain Enhancement Technologies Holdco, Inc. (together with its subsidiaries and affiliates reported on a consolidated basis, the “Company”), their directors, officers, employees, consultants and contractors who devote all or substantially all of their time to the Company (collectively, “Company Personnel”), as well as family members of Company Personnel and entities (e.g., corporations, partnerships or trusts) that Company Personnel or their family members control (collectively, “Insiders”) must, at all times, comply with the federal securities laws of the United States and all additional, applicable jurisdictions.

2.	Insider Trading. Federal securities laws prohibit trading in the securities of a company while aware of “material non-public” information. These transactions are commonly known as “insider trading.” It is also illegal to recommend to others (commonly called “tipping”) that they buy, sell or retain the securities to which such material non-public information relates. Anyone violating these laws is subject to personal liability and could face criminal penalties, including a jail term. In the normal course of business, Company Personnel may come into possession of material non-public information concerning the Company or its industry, transactions in which the Company proposes to engage or other entities with which the Company does business. Therefore, the Company has established this Policy with respect to trading in its securities or the securities of another company. Any violation of this Policy could subject you to disciplinary action, up to and including termination. See Section J.

3.	Compliance. This Policy concerns disclosure of material non-public information regarding the Company or another company and trading in securities while aware of such information. This Policy requires that the Company and its Insiders engage in transactions in Company securities in compliance with all applicable laws and regulations. In addition to requiring compliance with the letter of the law, it is the Company’s policy that Insiders and the Company comply with the spirit of the law and avoid even the appearance of impropriety. Insider trading can generate significant adverse publicity and thus cause a substantial loss of confidence in the Company and its securities on the part of the public and the securities markets. This could have an adverse impact on the price of the Company’s securities to the detriment of the Company and its security-holders.

4.	Responsibility. This Policy is intended to protect Insiders and the Company from insider trading violations. However, the matters set forth in this Policy are guidelines only and are not intended to replace your responsibility to understand and also comply with the legal prohibitions against insider trading. Appropriate judgment should be exercised in connection with all securities trading. If you have specific questions regarding this Policy or the applicable law, please contact the Corporate Secretary.

B.	DEFINITIONS

1.	Family Members. For purposes of this Policy, the term “family members” includes family members who reside with Company Personnel, anyone else who lives in the household of Company Personnel, and any family members who do not live in the household of Company Personnel but whose transactions in the Company’s securities are directed by Company Personnel or are subject to the influence or control of Company Personnel.

2.	Material. Information is generally considered “material” if a reasonable investor would consider it important in deciding whether to buy, sell or hold a security. The information may concern the Company or another company and may be positive or negative. In addition, it should be emphasized that material information does not have to relate to a company’s business; information about the contents of a forthcoming publication in the financial press that is expected to affect the market price of a security could well be material. Employees should assume that information that would affect their consideration of whether to trade, or which might tend to influence the price of a the security, is material.

Examples of material information include, but are not limited to:

(a)	Quarterly, semi-annual or annual financial results;

(b)	Guidance on earnings estimates and changing or confirming such guidance on a later date;

(c)	Dividend information;

(d)	Repurchase program information;

(e)	Credit rating changes;

(f)	Mergers, acquisitions, divestitures, tender offers, joint ventures, or changes in assets;

(g)	Important new products or discoveries, such as significant progress in the Company’s technology;

(h)	Developments or changes regarding the Company’s core businesses, business strategy, joint ventures, investments, partnerships or assets;

(i)	Developments regarding the Company’s material intellectual property;

(j)	Developments regarding key customers or suppliers, including the acquisition or loss of an important contract;

(k)	Changes in control or in key members of management;

(l)	Change in the Company’s independent registered public accounting firm or notification that the Company may no longer rely on such firm’s report;

(m)	Financings and other events regarding the Company’s securities (e.g., defaults on securities, calls of securities for redemption, share repurchase plans, stock splits, public or private sales of securities, changes in dividends and changes to the rights of security holders);

(n)	Significant write-offs;

(o)	Cybersecurity incidents, vulnerabilities and breaches;

(p)	Significant pending or threatened litigation, regulatory rulings or governmental investigations; and

(q)	Bankruptcy, corporate restructuring, receivership, other liquidity problems or layoffs.

Information that something is likely to happen or even just that it may happen can be material. Courts often resolve close cases in favor of finding the information material. Therefore, Insiders should err on the side of caution. Insiders should keep in mind that the U.S. Securities and Exchange Commission’s (the “SEC”) rules and regulations provide that the mere fact that a person is aware of the information is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the information.

2 | Confidential | Proprietary |

3.	Non-Public Information. For the purpose of this Policy, information is “Non-Public” until three criteria have been satisfied:

(a)	First, the information must have been widely disseminated. Generally, Insiders should assume that information has NOT been widely disseminated unless it has been included in (i) a press release or article distributed through a widely disseminated news or wire service; OR (ii) it has appeared in a filing with the SEC.

(b)	Second, the information disseminated must be some form of “official” disclosure or announcement. In other words, the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate.

(c)	Third, after the information has been disseminated, a period of time must pass sufficient for the information to be absorbed by the general public. As a general rule, at least 48 hours (several of which must be hours during which The Nasdaq Stock Market is open for trading) must elapse between the dissemination of the information and when that information may be considered public.

Such information that is “material” as described in Section B.2 and “Non-Public” as described in this Section B.3 is hereinafter referred to as “Material Non-Public Information.”

4.	Section 16 Persons. The term “Section 16 Persons” means the Company’s directors and officers (as defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

5.	Security or Securities. The term “security” or “securities” is defined very broadly by the securities laws and includes stock (common and preferred), stock options, warrants, bonds, notes, debentures, convertible instruments, put or call options (i.e., exchange-traded options), or other similar instruments.

6.	Trade or Trading. The term “trade” or “trading” means broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities, including, but not limited to, derivative exercises, gifts or other contributions, exercises of stock options granted under the Company’s stock plans, sales of any stock (including any stock acquired upon the exercise of options or settlement of other equity awards) and any trades made under an employee benefit plan, such as a 401(k) plan or employee stock purchase plan that are not exempted in each case from the prohibitions of this Policy under Section D.

C.	STATEMENT OF POLICY

1.	Company Securities. No Insider may buy or sell (or otherwise trade in) the Company’s securities at any time when the Insider has Material Non-Public Information concerning the Company. It does not matter that you may have decided to trade before learning the Material Non-Public Information. It also does not matter that you may have a reason to trade that is based on public information. The federal securities laws do not recognize these mitigating circumstances in determining liability.

2.	Other Company Securities. No Insider may buy or sell (or otherwise trade in) securities of another company at any time when the Insider has Material Non-Public Information about that company or has Material Non-Public Information that could affect the share price of that company. For purposes of this Section C.2, another company may include, without limitation, any of the Company’s customers, vendors, an acquisition target, or a company in the same industry, sector or subsector, when that information was obtained as a result of the Insider’s employment or relationship to the Company.

3 | Confidential | Proprietary |

3.	Tipping. No Insider may disclose (“tip”) Material Non-Public Information to any other person (including family members), and no Insider may make buy or sell (or trading) recommendations to another person on the basis of Material Non-Public Information. “Tipping” can result in liability for both the tipper and the tippee. In addition, Insiders should take care before trading on the recommendation of others to ensure that the recommendation is not the result of an illegal “tip.”

4.	Commenting. No Insider who receives or has access to the Company’s Material Non-Public Information may comment on stock price movements or rumors (including discussions on Internet “chat rooms” or posts) that are of possible significance to the investing public, unless the Insider has been authorized to do so by the Corporate Secretary or otherwise in compliance with the Company’s Regulation Fair Disclosure Policy. If you comment on stock price movements or rumors or disclose Material Non-Public Information to a third party out of compliance with such policy, you must contact the Corporate Secretary immediately.

5.	Rumors. It is the general practice of the Company not to respond to inquiries and/or rumors concerning the Company’s affairs. If you receive inquiries concerning the Company from the media or inquiries from securities analysts or other members of the financial community, you should refer such inquiries, without comment, to the Corporate Secretary.

6.	Blackout Windows. Certain Insiders, including employees as advised from time to time by the Corporate Secretary, may only trade in the Company’s securities during the four “Window Periods” that occur each fiscal year. These persons must also receive pre-clearance prior to any transaction. See Section E for these procedures.

7.	Termination. An Insider who is aware of Material Non-Public Information when they cease to be an Insider may not trade in the Company’s securities until that information has become public or is no longer material. In addition, this Policy continues in effect for all Permanent Restricted Persons and Other Restricted Persons (each as defined in Section E) until the opening of the first Window Period after termination of employment or other relationship with the Company, except that, unless notified otherwise by the Company, the pre-clearance requirements set forth in Section E continue to apply to Permanent Restricted Persons (as defined in Section E) for six months after the termination of their status as a Permanent Restricted Person. See Section E.3.

D.	CERTAIN EXCEPTIONS

1.	The prohibition on trading in the Company’s securities set forth in Section C does not apply to:

(a)	Changes Only in the Form of Beneficial Ownership. Transferring shares to an entity that does not involve any change in the beneficial ownership of the shares (for example, transferring shares from one brokerage account to another brokerage account that you control, or to an inter vivos trust of which you are the sole beneficiary during your lifetime).

(b)	Stock Option Exercises. The exercise of stock options (including any net-settled stock options) pursuant to the Company’s stock plans; however, (1) the market sale of any such stock acquired upon such exercise, including as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option, is subject to this Policy, and (2) as set forth in Section E, the exercise of stock options by Permanent Restricted Persons and Other Restricted Persons requires pre-clearance.

(c)	Tax Withhold Rights. The exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares to satisfy tax withholding requirements; however, the market sale of any shares to satisfy tax requirements is subject to this Policy.

4 | Confidential | Proprietary |

(d)	10b5-1 Plan Transactions. The execution of transactions pursuant to a trading plan that complies with SEC Rule 10b5-1 and which has been approved by the Company. See Section F.1.

(e)	401(k) Plan Purchases. If or when made available in any Company 401(k) plan, the purchase of stock through the Company’s 401(k) plan through regular payroll deductions; however, the sale of any such stock and the election to transfer, increase or decrease funds into or out of, or a loan with respect to amounts invested in, the stock fund is subject to this Policy.

(f)	Employee Stock Purchase Plan Purchases. The purchase of stock through any Company employee stock purchase plan (to the extent that the Company has such a plan) through regular payroll deductions; however, the sale of any such stock and the establishing or changing of instructions regarding the level of withholding contributions which are used to purchase stock is subject to this Policy.

(g)	Other Transactions. In addition, this Policy does not apply to any other transaction, the specific facts of which are reviewed by the Corporate Secretary and/or outside counsel and determined not to constitute a violation of applicable insider trading law.

E.	PRE-CLEARANCE OF TRADES, WINDOW PERIODS AND OTHER PROCEDURES

1.	Permanent Restricted Persons. Section 16 Persons, their family members (as defined in Section B), and trusts, corporations and other entities controlled by them (collectively, “Permanent Restricted Persons”) may only trade during the four “Window Periods” (as defined in Section E.4) and must also obtain the advance approval of the Corporate Secretary in accordance with Section E.3 before effecting any transaction in the Company’s securities (including but not limited to any purchase, sale, or exercise of an option, right or warrant, gift, loan, pledge, contribution to a trust or other transfer), whether the transaction is for the individual’s own account, one over which they exercises control, or one in which they have a beneficial interest.

2.	Other Restricted Persons. The Company may notify additional persons, other than Permanent Restricted Persons, that they are also subject to the “Window Periods” (as defined in Section E.4) and/or the pre-clearance requirements set forth in Section E.3 (“Other Restricted Persons”) if the Company believes that such persons, in the normal course of their duties, are likely to have regular access to Material Non-Public Information, including consolidated quarterly financial information. Examples of Other Restricted Persons may include other corporate officers with access to Material Non-Public Information (such as those working in Marketing, Finance, Strategic Development, Legal, and Commercial Development), family members of any of such persons and trusts, corporations and other entities controlled by any such persons.

3.	Pre-Clearance Procedures.

(a)	Permanent Restricted Persons and Other Restricted Persons should submit a request for pre-clearance to the Corporate Secretary (or in the case of transactions by the Corporate Secretary, the Chief Financial Officer) at least three business days in advance of the proposed transaction (two weeks in certain exceptional cases as may be specified in Sections G and H) and by completing the attached “Request for Approval” form.

(b)	Approval for transactions in the Company’s securities will generally be granted only during a Window Period (as described in Section E.4 below) and the transaction may only be performed during the Window Period in which the approval was granted and, in any event, within two business days from the date of approval. Unless notified otherwise by the Company, Permanent Restricted Persons must comply with these pre-clearance requirements for six months after the termination of their status as a Permanent Restricted Person. The Corporate Secretary is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.

5 | Confidential | Proprietary |

4.	Window Periods. The Company has established four “windows” of time during the fiscal year during which Request for Approval forms may be approved and transactions may be performed (the “Window Periods”). Each Window Period begins two full trading days after the public release of earnings for the prior fiscal quarter or year, unless extended at the direction of the Corporate Secretary. That same Window Period closes at 11:59 pm Eastern Time on the 15th day of the last month of the next fiscal quarter.

Open Trading Windows (unless a Blackout Period is in effect)
Fiscal Quarter	Beginning:	Ending at 11:59pm Eastern Time on:

Q1 = January through March	Two full trading days after the public news release of earnings data for the prior fiscal quarter or year	June 15
Q2 = April through June		September 15
Q3 = July through September		December 15
Q4 = October through December		March 15
Examples of a Trading Window for Reference: If the release

earnings is disclosed at:

● 8:00 a.m., Eastern Time, on a Monday, then trading may commence open at 9:30 a.m., Eastern Time, on Wednesday;

● 5:00 p.m., Eastern Time, on Monday, then trading may commence Eastern Time, on Thursday; or

● 11:00 a.m., Eastern Time, on Monday, then trading may commence open at 9:30 a.m., Eastern Time, on Thursday.

This is because you must wait TWO FULL TRADING DAYS after to commence trading.

After the close of the Window Period, except as set forth in Section D, Permanent Restricted Persons and Other Restricted Persons may not purchase, sell or otherwise dispose of any of the Company’s securities.

The prohibition against trading while aware of, or tipping of, Material Non-Public Information applies even during a Window Period. For example, if during a Window Period, a material acquisition or divestiture is pending or a forthcoming publication in the financial press may affect the relevant securities market, you may not trade in the Company’s securities. You must consult the Corporate Secretary whenever you are in doubt.

6 | Confidential | Proprietary |

The Board may, on the advice of the Corporate Secretary and/or outside counsel, approve any such changes to the Window Periods set forth above that are determined to be appropriate based on the specific facts and circumstances and to not constitute a violation of applicable insider trading law.

5.	Suspension of Trading. From time to time, the Company may require that directors, executive officers, selected employees and/or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. All those affected shall not trade in our securities while the suspension is in effect and shall not disclose to others that we have suspended trading for certain individuals. Though these blackouts generally will arise because the Company is involved in a highly-sensitive transaction, they may be declared for any reason. If the Company declares a blackout to which you are subject, the Corporate Secretary will notify you when the blackout begins and when it ends.

6.	Notification of Window Periods. In order to assist you in complying with this Policy, the Company will deliver a communication notifying all Permanent Restricted Persons and Other Restricted Persons when the Window Period has opened and when the Window Period is about to close. The Company’s delivery or non-delivery of these communications does not relieve you of your obligation to only trade in the Company’s securities in full compliance with this Policy.

7.	Hardship Exemptions. Those subject to the Window Periods or a blackout pursuant to Section E.5 may request a hardship exemption for periods outside the Window Periods or during a blackout, as applicable, if they are not in possession of Material Non-Public Information and are not otherwise prohibited from trading pursuant to this Policy. Hardship exemptions are granted infrequently and only in exceptional circumstances. Any request for a hardship exemption should be made to the Corporate Secretary.

F.	10B5-1 PLANS

1.	10b5-1 Trading Plans. A 10b5-1 trading plan is a binding, written contract between you and your broker that specifies the price, amount, and date of trades to be executed in your account in the future, or provides a formula or mechanism that your broker will follow. The 10b5-1 trading plan must meet the applicable requirements of Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. A 10b5-1 trading plan can only be established when you are not aware of Material Non-Public Information and when you meet the other conditions of applicable SEC rules for establishing a 10b5-1 trading plan. Therefore, Insiders cannot enter into these plans at any time when they are aware of Material Non-Public Information and, in addition, persons subject to the pre-clearance requirements of this Policy described in Section E cannot enter into these plans outside Window Periods. In addition, a 10b5-1 trading plan must not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made.

2.	Benefit. You have an affirmative defense against any claim by the SEC against you for insider trading if your trade was made under a 10b5-1 trading plan that you entered into when you were not aware of Material Non-Public Information and were in compliance with SEC rules. The rules regarding 10b5-1 trading plans are complex and you must fully comply with them. You must consult with your legal advisor and the Corporate Secretary before proceeding.

3.	Pre-Clearance. Each Insider must pre-clear with the Corporate Secretary its proposed 10b5-1 trading plan prior to the establishment of such a plan. The Company reserves the right to withhold pre-clearance of any 10b5-1 trading plan at any time. Any modification or termination of a pre-approved 10b5-1 trading plan also requires pre-clearance by the Corporate Secretary. Such modification or termination must occur when you are not aware of any Material Non-Public Information and the requirements of the rules regarding 10b5-1 trading plans and, if you are subject to Window Period restrictions, must take place during a Window Period. Notwithstanding any pre-clearance of a 10b5-1 trading plan or any modification or termination of a 10b5-1 trading plan, the Company assumes no liability and expressly disclaims civil or other liability for content, amendment, termination, or the consequences of any transaction made pursuant to such plan.

7 | Confidential | Proprietary |

4.	No Additional Pre-Clearance. Transactions effected pursuant to a pre-cleared 10b5-1 trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.

5.	Section 16 Persons. Finally, if you are a Section 16 Person, 10b5-1 trading plans require special care. Because in a 10b5-1 trading plan you can specify conditions that trigger a purchase or sale, you may not even be aware that a transaction has taken place and you may not be able to comply with the SEC’s requirement that you report your transaction to the SEC within two business days after its execution. Therefore, for Section 16 Persons, a transaction executed according to a 10b5-1 trading plan is not permitted unless the 10b5-1 trading plan requires your broker to notify the Company before the close of business on the day after the entry into (i.e., execution of, not the later settlement of) the transaction.

G.	SHORT SALES

No Short Sales or Speculative Transactions. Short sales of the Company’s securities (i.e., selling stock that is not owned and borrowing the shares to make delivery) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. No Insider, whether or not they possess Material Non-Public Information, may trade in options (other than the exercise of a grant of options by the Company), warrants, puts and calls or similar instruments on the Company’s securities or sell Company securities “short” (i.e., selling stock that is not owned and borrowing the shares to make delivery). Such activities may put the personal gain of the Insider in conflict with the best interests of the Company and its security-holders or otherwise give the appearance of impropriety.

H.	HEDGING

Hedging Transactions. Hedging transactions involve the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or any other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of registrant equity securities. Such transactions may permit a director, officer or employee to continue to own the Company’s securities but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such hedging transactions.

I.	PLEDGING

Margin Accounts and Pledges. Securities purchased on margin may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Accordingly, if you purchase securities on margin or pledge them as collateral for a loan, a margin sale or foreclosure sale may occur at a time when you are aware of Material Non-Public Information or otherwise are not permitted to trade in our securities. The sale, even though not initiated at your request, is still a sale for your benefit and may subject you to liability under the insider trading rules if made at a time when you are aware of Material Non-Public Information. Similar cautions apply to a bank or other loans for which you have pledged stock as collateral.

8 | Confidential | Proprietary |

Therefore, no Insider, whether or not in possession of Material Non-Public Information, may purchase the Company’s securities on margin, or borrow against any account in which the Company’s securities are held, or pledge the Company’s securities as collateral for a loan. However, the Company may determine to grant exceptions to this prohibition if a person submits a request to pledge Company securities as collateral for a loan (not including margin debt) and (1) clearly demonstrates the financial capacity to repay the loan without resorting to the pledged securities and (2) specifies the percentage amount that the securities being pledged represent of the total number of Company securities held by the person making the request, as well as any other information requested by the Company. Requests for an exception must be submitted to the Corporate Secretary at least two weeks prior to the execution of the documents evidencing the proposed pledge. The Corporate Secretary is under no obligation to approve any request for pre-clearance and may determine not to permit the arrangement for any reason. Notwithstanding the pre-clearance of any request, the Company assumes no liability for the consequences of any transaction made pursuant to such request.

J.	SECURITY REPURCHASES

1.	No Coordination/Hedging. Permanent Restricted Persons are prohibited from coordinating their sales of Company’s Securities with, or hedging such sales against, purchases by the Company of any class of the Company’s Securities (including where the class of Securities being sold differs from the class of Securities being purchased by the Company).

K.	POTENTIAL CRIMINAL AND CIVIL LIABILITY AND/OR DISCIPLINARY ACTION

1.	Individual Responsibility. Each Insider is individually responsible for complying with the securities laws and this Policy, regardless of whether the Company has prohibited trading by that Insider or any other Insiders. Trading in securities during the Window Periods and outside of any blackout should not be considered a “safe harbor.” We remind you that, whether or not during a Window Period, you may not trade securities when you are aware of Material Non-Public Information.

You should also bear in mind that any proceeding alleging improper trading will necessarily occur after the trade has been completed and is particularly susceptible to second-guessing with the benefit of hindsight. Therefore, as a practical matter, before engaging in any transaction you should carefully consider how enforcement authorities and others might view the transaction in hindsight. Further, whether or not you possess Material Non-Public Information, it is advisable that you invest in the Company’s securities or the securities of any company that has a substantial relationship with the Company from the perspective of a long term investor who would like to participate over time in the Company’s or such company’s earnings growth.

2.	Controlling Persons. The securities laws provide that, in addition to sanctions against an individual who trades illegally, penalties may be assessed against what are known as “controlling persons” with respect to the violator. The term “controlling person” is not defined, but includes employers (i.e., the Company), its directors, officers and managerial and supervisory personnel. The concept is broader than what would normally be encompassed by a reporting chain. Individuals may be considered “controlling persons” with respect to any other individual whose behavior they have the power to influence. Liability can be imposed only if two conditions are met. First, it must be shown that the “controlling person” knew or recklessly disregarded the fact that a violation was likely. Second, it must be shown that the “controlling person” failed to take appropriate steps to prevent the violation from occurring. For this reason, the Company’s supervisory personnel are directed to take appropriate steps to ensure that those they supervise, understand and comply with the requirements set forth in this Policy.

9 | Confidential | Proprietary |

3.	Potential Sanctions.

(a)	Liability for Insider Trading and Tipping. Insiders, controlling persons and the Company may be subject to disgorgement of ill-gotten gains or losses avoided, civil penalties, criminal penalties and/or jail for trading in securities when they have Material Non-Public Information or for improper transactions by any person to whom they have disclosed Material Non-Public Information, or to whom they have made recommendations or expressed opinions on the basis of such information about trading securities (e.g., the “tippee”). The SEC has imposed penalties even when the disclosing person did not profit from the trading. A criminal prosecution can result in a fine of millions of dollars (no matter how small the profit or even if there is a loss) and imprisonment. Civil actions may be brought by a private plaintiff or the SEC. The SEC also has the authority to obtain a court order that bars a person who has engaged in insider trading from serving as a director or officer of a public company or from appearing or practicing before the SEC as an accountant. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance technology to uncover insider trading. Before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

(b)	Possible Disciplinary Actions. Company Personnel who violate this Policy will be subject to disciplinary action, up to and including termination of employment for cause, whether or not the Company Personnel’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

4.	Questions and Violations. Anyone with questions concerning this Policy or its application should contact the Corporate Secretary. Any violation or perceived violation should be reported immediately to the Corporate Secretary.

L.	BROKER REQUIREMENTS FOR SECTION 16 PERSONS

The timely reporting of transactions requires tight interface with brokers handling transactions for our directors and executive officers. A knowledgeable, alert broker can also serve as a gatekeeper, helping to ensure compliance with our pre-clearance procedures and helping prevent inadvertent violations. Therefore, in order to facilitate timely compliance by the directors and executive officers of the Company with the requirements of Section 16 of the Exchange Act, brokers of Section 16 Persons need to comply with the following requirements:

(a)	Not to enter any order (except for orders under pre-approved Rule 10b5-1 plans) without first verifying with the Company that your transaction was pre-cleared and in compliance with your brokerage firm’s compliance procedures, including with respect to Rule 144, and

(b)	To report before the close of business on the day after the execution of the transaction to the Company by telephone and in writing via e-mail to the General Counsel, the complete (i.e., date, type of transaction, number of shares and price) details of every transaction involving the Company’s stock, including gifts, transfers and all 10b5-1 transactions.

Because it is the legal obligation of the trading person to cause this filing to be made, you are strongly encouraged to confirm following any transaction that your broker has immediately telephoned and e-mailed the required information to the Company.

10 | Confidential | Proprietary |

M.	CONFIDENTIALITY

1.	Non-Disclosure. No Company Personnel should disclose Non-Public Information regarding the Company to non-Company Personnel (including to family members), except when such disclosure is needed to carry out the Company’s business and then only when the Company Personnel disclosing the information has no reason to believe that the recipient will misuse the information. When such information is disclosed, the recipient should be told that such information may be used only for the business purpose related to its disclosure and that the information must be held in confidence. Company Personnel should disclose Non-Public Information to other Company Personnel only in the ordinary course of business, for legitimate business purposes and in the absence of reasons to believe that the information will be misused or improperly disclosed by the recipient. Written information should be appropriately safeguarded and should not be left where it may be seen by persons not entitled to the information, and Material Non-Public Information should not be discussed with any person within the Company under circumstances where it could be overheard. See also, Controlling Persons, Section K.2.

2.	Financial Community Inquiries. In addition to other circumstances where it may be applicable, this confidentiality policy must be strictly adhered to in the contexts of any inquiries received from the press, securities analysts or other members of the financial community. It is important that responses to any such inquiries be made on behalf of the Company by a duly designated officer and in accordance with the Company’s Policy on Regulation FD. Accordingly, Company Personnel should not respond to any such inquiries and should refer all such inquiries to the Corporate Secretary. See the Company’s Policy on Regulation FD and also, Statement of Policy, Sections C.4 and C.5.

N.	LEGAL EFFECT OF THIS POLICY

This Policy with respect to insider trading and the disclosure of confidential information, and the procedures that implement this Policy, are not intended to serve as precise recitations of the legal prohibitions against insider trading and tipping which are highly complex, fact specific and evolving. Certain of the procedures are designed to prevent even the appearance of impropriety and in some respects may be more restrictive than the securities laws. Therefore, these procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.

Effective Date: December 23, 2024

11 | Confidential | Proprietary |

RAIN ENHANCEMENT TECHNOLOGIES HOLDCO, INC.

ATTESTATION AND ACKNOWLEDGMENT OF

INSIDER TRADING COMPLIANCE POLICY

You must review and sign the acknowledgment below and return to the Company’s Corporate Secretary as soon as possible.

By my signature below, I acknowledge that:

1.	I have received and read this Policy, and

2.	I will comply with this Policy for as long as I am subject to this Policy.

Signature:

Name (printed):

Date:

RAIN ENHANCEMENT TECHNOLOGIES HOLDCO, INC.

Request for Approval to Trade Company Securities

Type of Security [check all applicable boxes]

☐ Common stock

☐ Preferred stock

☐ Restricted stock

☐ Stock Option

Number of Shares_____________________

Proposed Date of________________________________Transaction

Type of Transaction

☐ Stock__________________________________ option

exercise – Exercise Price $ ______________________/share

Exercise Price paid as follows:

☐ Broker’s cashless exchange

☐ cash

☐ pledge

☐ other______________________

Withholding tax paid as follows:

☐ Broker’s cashless exchange

☐ cash

☐ other______________________

☐ Purchase

☐ Sale

☐ Gift

☐ Other______________________________

Broker Contact Information

Company Name ______________________

Contact Name

Telephone

Email Address _________________________

Account Number

Social Security or other Tax Identification Number

Current Status at Rain Enhancement Technologies Holdco, Inc. (check all applicable boxes)

☐ Executive Officer

☐ Board Member

Filing Information (check all applicable boxes and complete blanks)

Date of filing of last Form 3 or 4_______________________________________

☐	Is a Form 144 necessary to effect the trade for which you seek pre-clearance here, and have you confirmed with your broker that it will be filed with the SEC (a Form 144 is required if the amount of securities to be sold in reliance upon this rule during any period of three months exceeds 5,000 shares or other units or has an aggregate sale price in excess of $50,000)?

Date of filing of last Form 144 ________________________________________

I am not currently in possession of any material non-public information relating to Rain Enhancement Technologies Holdco, Inc. and its subsidiaries. I hereby certify that the statements made on this form are true and correct.

I understand that clearance may be rescinded prior to effectuating the above transaction if material non-public information regarding Rain Enhancement Technologies Holdco, Inc. arises and, in the reasonable judgment of Rain Enhancement Technologies Holdco, Inc., the completion of my trade would be inadvisable. I also understand that the ultimate responsibility for compliance with the insider trading provisions of the federal securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material non-public information.

I also hereby certify that:

●	if the trade being pre-cleared requires a Form 144, I will make reasonable best efforts to file or cause my broker to file timely a Form 144 as required by Rule 144 under the Securities Act of 1933, as amended;

●	if I have a Rule 10b5-1 plan in effect, I will act in good faith with respect to such plan, and the transaction(s) contemplated by this request do not and are not intended to alter, manipulate, hedge and/or reduce or eliminate the economic consequence of any transactions contemplated by the plan; and

●	if I am an executive officer or director, I will not coordinate any of my sales of Company securities with, or hedge any of them against, Company share repurchases.

Signature	Date

Print Name

Telephone Number and Email Address Where You May Be Reached

☐	Request Approved (transaction must be completed during the Window Period (as defined in Section E.3 of Rain enhancement Technologies Holdco, Inc.’s Securities Trading Policy) in which this approval was granted and in any event within two business days after approval).

☐	Request Denied

☐	Request Approved with the following modification____________________________

Signature	Date